Exhibit 99.3

LOAR HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 26, 2024, Loar Group Inc. (Loar Group), a wholly owned subsidiary of Loar Holdings Inc. (the Company), completed its acquisition (the Acquisition) of Applied Avionics, Inc., a Texas corporation (AAI) from AAI Holdings, Inc., a Delaware corporation (AAI Parent). AAI is now a wholly-owned subsidiary of the Company.

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the Acquisition. These unaudited pro forma condensed combined financial statements are derived from the historical consolidated combined financial statements of the Company and AAI. These financial statements have been adjusted as described in the notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of the Company and AAI, has been prepared assuming the Acquisition closed on June 30, 2024, and includes preliminary adjustments to reflect the events that are directly attributable to the Acquisition and are factually supportable. In addition, the unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of the Company and AAI and have also been adjusted to give effect to pro forma events that are directly attributable to the Acquisition, are factually supportable and are expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statements of operations has been prepared assuming the Acquisition closed on January 1, 2023.

The Company has prepared the unaudited pro forma condensed combined financial statements based on available information using assumptions that it believes are reasonable. These unaudited pro forma condensed combined statements are being provided for informational purposes only and do not claim to represent the Company’s actual financial position or results of operations had the Acquisition occurred on the date specified nor do they project the Company’s results of operations or financial position for any future period or date. The actual results reported by the combined company in periods following the Acquisition may differ significantly from these unaudited pro forma condensed combined condensed financial statements for a number of reasons. The condensed combined pro forma financial statements do not account for the cost of any restructuring activities or synergies resulting from the Acquisition or other costs relating to the integration of the two companies, or other historical acquisitions that were undertaken by the Company.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting as outlined by the Financial Accounting Standards Board Accounting Standards Codification (ASC) 805, Business Combinations, with Loar Group considered the acquiring company. Based on the acquisition method of accounting, the consideration paid for AAI is allocated to its assets and liabilities based on their fair value as of the Acquisition date. The purchase price allocation and valuation included in the unaudited pro forma condensed combined financial statements is based on preliminary estimates, subject to final adjustments and provided for informational purposes only.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes for the year ended December 31, 2023 included in the Company’s Form S-1 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, as well as the historical financial statements of AAI for the year ended December 31, 2023 and the six months ended June 30, 2024 contained in this Form 8-K/A.

Loar Holdings Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

(In thousands unless otherwise indicated)

	As of June 30, 2024
	Historical Loar Holdings Inc.	Historical Applied Avionics Inc.	Adjustments for the Acquisition of Applied Avionics Inc.		Adjustments for Acquisition Financing		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$73,203	$15,282	$(386,631)	(a)	$352,568	(i)	$54,422
Accounts receivable, net	60,612	3,232	—		—		63,844
Inventories	84,944	8,658	(3,050)	(b)(c)	—		90,552
Other current assets	14,490	384	952	(a)	—		15,826
Income taxes receivable	336	—	—		—		336
Total current assets	233,585	27,556	(388,729)		352,568		224,980
Property, plant and equipment	70,754	3,312	3,700	(d)			77,766
Finance lease assets	2,310	—	—		—		2,310
Operating lease assets	5,959	9	—		—		5,968
Other long-term assets	14,065	—	—		—		14,065
Intangible assets, net	301,063	—	152,100	(e)	—		453,163
Goodwill	472,589	—	211,651	(f)	—		684,240
Total assets	$1,100,325	$30,877	$(21,278)		$352,568		$1,462,492

Liabilities and equity
Current liabilities:
Accounts payable	$16,116	$340	—		—		$16,456
Current portion of long-term debt	2,498	—	—		3,528	(i)	6,026
Current portion of finance lease liabilities	210	—	—		—		210
Current portion of operating lease liabilities	606	6	—		—		612
Income taxes payable	6,520	—	—		—		6,520
Deferred compensation plan accrual	—	4,555	(4,555)	(g)	—		—
Distribution payable	—	5,945	—		—		5,945
Accrued expenses and other current liabilities	22,089	4,473	—		—		26,562
Total current liabilities	48,039	15,319	(4,555)		3,528		62,331
Deferred income taxes	33,918	—	—		—		33,918
Long-term debt, net	248,159	—	—		349,272	(i)	597,431
Finance lease liabilities	3,291	—	—		—		3,291
Operating lease liabilities	5,490	3	—		—		5,493
Environmental liabilities	1,080	—	—		—		1,080
Other long-term liabilities	1,908	—	—		—		1,908
Total liabilities	341,885	15,322	(4,555)		352,800		705,452

Commitments and contingencies

Total stockholders' equity	758,440	15,555	(16,723)	(a)(h)	(232)	(i)	757,040
Total liabilities and equity	$1,100,325	$30,877	$(21,278)		$352,568		$1,462,492

See notes to unaudited pro forma condensed combined financial statements.

Loar Holdings Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands except per common share amounts)

	Six Months Ended June 30, 2024
	Historical Loar Holdings Inc.	Historical Applied Avionics Inc.	Adjustments for the Acquisition of Applied Avionics Inc.		Adjustments for Acquisition Financing		Pro Forma Combined
Net sales	$188,859	$21,855	$-		$-		$210,714
Cost of sales	96,900	5,444	848	(j)(k)	—		103,192
Gross profit	91,959	16,411	(848)		—		107,522
Selling, general and administrative expenses	50,176	9,388	1,566	(k)(l)	—		61,130
Transaction expenses	1,105	—	—		—		1,105
Other income	2,867	17	—		—		2,884
Operating income	43,545	7,040	(2,414)		—		48,171
Interest expense (income), net	28,370	(239)	239	(m)	18,337	(o)	46,707
Refinancing costs	1,645	—	—		—		1,645
Income (loss) before income taxes	13,530	7,279	(2,653)		(18,337)		(181)
Income tax (provision) benefit	(3,640)	—	(1,291)	(p)	5,144	(p)	213
Net income (loss)	$9,890	$7,279	(3,944)		$(13,193)		$32
Net income (loss) per common share:
Basic	$0.11						$0.00
Diluted	$0.11						$0.00
Weighted average common shares outstanding:
Basic	87,534						87,534
Diluted	89,242						89,242

See notes to unaudited pro forma condensed combined financial statements.

Loar Holdings Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands except common units and per common unit amounts)

	Year Ended December 31, 2023
	Historical Loar Holdings Inc.	Historical Applied Avionics Inc.	Adjustments for the Acquisition of Applied Avionics Inc.		Adjustments for Acquisition Financing		Pro Forma Combined
Net sales	$317,477	$36,979	$-		$-		$354,456
Cost of sales	163,213	9,761	2,380	(j)(k) (l)(n)	—		175,354
Gross profit	154,264	27,218	(2,380)		—		179,102
Selling, general and administrative expenses	82,141	13,333	7,073	(k)(l)	—		102,547
Transaction expenses	3,394	—					3,394
Other income (loss)	762	(8)	-		—		754
Operating income	69,491	13,877	(9,453)		—		73,915
Interest expense (income), net	67,054	(574)	574	(m)	36,944	(o)	103,998
Income (loss) before income taxes	2,437	14,451	(10,027)		(36,944)		(30,083)
Income tax (provision) benefit	(7,052)	—	(1,068)	(q)	431	(r)	(7,689)
Net income (loss)	$(4,615)	$14,451	$(11,095)		$(36,513)		$(37,772)
Net loss per common unit - basic and diluted	$(22,620.18)						$(185,156.86)
Weighted average common units outstanding - basic and diluted	204						204

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 combines the historical consolidated balance sheets of the Company and AAI and has been prepared as if the Acquisition had occurred on June 30, 2024. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 and the six months ended June 30, 2024 combine the historical consolidated statements of operations of the Company and AAI and have been prepared as if the Acquisition closed on January 1, 2023. The unaudited pro forma condensed combined financial statements have also been adjusted to give effect to pro forma events that are directly attributable to the Acquisition, are factually supportable and are expected to have a continuing impact on the combined results.

The Acquisition was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method, the total estimated purchase price, or consideration transferred, is measured at the Acquisition closing date. The assets of AAI have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated amounts of identifiable assets of AAI as of the effective date of the Acquisition was allocated to goodwill in accordance with the accounting guidance. The purchase accounting is subject to finalization of the Company’s analysis of the fair value of the assets and liabilities of AAI as of the Acquisition date. Accordingly, the purchase accounting in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired as reflected in the unaudited pro forma condensed combined financial statements, in accordance with the applicable accounting guidance, the Company established a framework for measuring fair values. The applicable accounting guidance defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under the applicable accounting guidance, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of AAI at fair value measures that do not reflect the Company’s intended use of those assets. Use of different estimates and judgments could yield different results.

For purposes of preparing the unaudited pro forma condensed combined balance sheet, we utilized Loar Group's consolidated balance sheet as of June 30, 2024, the last day of its second fiscal quarter, and AAI’s consolidated balance sheet as of June 26, 2024, the last day of its second fiscal quarter. Loar Group's second quarterly reporting period of fiscal year 2024 ended on June 30, 2024 and AAI’s second quarterly reporting period ended on June 26, 2024. For purposes of preparing the unaudited pro forma condensed combined statement of operations for the second quarter of fiscal 2024, we utilized Loar Group's consolidated statement of operations for the six months ended June 30, 2024, and AAI’s statement of income for the twenty-six weeks ended June 26, 2024. Loar Group’s fiscal year 2023 ended on December 31, 2023 and AAI’s fiscal year 2023 ended on December 27, 2023. For purposes of preparing the unaudited pro forma condensed combined statement of operations for its fiscal year ended December 31, 2023, we utilized Loar Group's consolidated statement of operations for the twelve months ended December 31, 2023, and AAI’s statement of income for its fiscal year ended December 27, 2023.

These unaudited pro forma condensed combined financial statements are being provided for informational purposes only and do not claim to represent the Company’s actual financial position or results of operations had the Acquisition occurred on that date specified nor do they project the Company’s results of operations or financial position for any future period or date. The actual results reported by the combined company in periods following the Acquisition may differ significantly from these unaudited pro forma condensed combined financial statements for a number of reasons. The unaudited pro forma financial statements do not account for the cost of any restructuring activities or synergies resulting from the Acquisition or other costs relating to the integration of the two companies, or other historical acquisitions that were undertaken by the Company.

2. Purchase Price

The unaudited pro forma condensed combined financial information reflects the preliminary estimated purchase price as follows (in thousands):

Total Purchase price	$384,511
Less: AAI historical stockholders' equity	(15,555)
Total purchase price in excess of net book value	$368,956

Preliminary allocation of excess purchase price over net assets acquired:
Inventories	$(3,050)
Property, plant and equipment	3,700
Intangible assets, net	152,100
Goodwill	211,651
Accrued expenses and other current liabilities	4,555
Total	$368,956

At this time, the Company has not completed a detailed valuation analysis to determine the fair value of AAI’s assets and liabilities. Accordingly, the preliminary purchase price allocation for the purposes of these unaudited pro forma condensed combined statements is based upon management’s assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of AAI’s assets and liabilities that may give rise to additional depreciation and amortization expense not reflected in the unaudited pro forma condensed combined statements of operations. Accordingly, once the due diligence has been performed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented herein.

Using the acquisition method of accounting, the Company estimated the fair values of the acquired tangible and intangible assets. The valuation of the identifiable intangible assets acquired was based on management’s preliminary estimates, currently available information and reasonable and supportable assumptions. The tangible long‑lived assets were recorded at their estimated fair values, which approximates their carrying value, while the intangible long‑lived assets were valued using a discounted cash flow method. In the unaudited pro forma condensed combined balance sheet as of June 30, 2024, the excess of the aggregate purchase price over the estimated fair value of the tangible and intangible assets and liabilities in the amount of approximately $212.0 million was classified as goodwill. The fair value of identifiable intangible assets that are subject to amortization after the acquisition was estimated to be $152.0 million.

3. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)
Reflects $384.5 million in cash consideration paid to the AAI Parent and $2.1 million of transaction expenses including insurance premiums, fees and expenses.
(b)
Reflects a reduction of $4.0 million in the valuation of AAI's inventory balances to conform to Loar's inventory accounting policies.
(c)
Reflects management's estimate of the $1.0 million step-up in basis to fair value of AAI’s inventory balances as of June 30, 2024.
(d)
Reflects management’s estimate of the step-up in basis to fair value of AAI’s property, plant and equipment balances as of June 30, 2024. This assumption is subject to change and could differ materially from the actual adjustment upon the completion of the third-party valuation as the assets and liabilities assumed are refined and finalized during the allowable one-year measurement period.
(e)
Adjustments to reflect the preliminary fair values of AAI’s identifiable intangible assets and the associated amortization expense. The primary assets include customer relationships, tradename, and technology. The fair value and amortization adjustment for each asset are based on preliminary assumptions. These assumptions are subject to further analysis and may change, which would result in a change to the adjustments included in the unaudited pro forma financial information.
(f)
Adjustment to record goodwill resulting from the Acquisition. Goodwill is calculated as the difference between the acquisition date fair value of the estimated consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired.
(g)
Reflects adjustment to eliminate the unassumed liability related to a non-qualified executive deferred compensation plan accrual of $4.6 million.

(h)
Reflects the elimination of AAI’s stock and stockholders’ equity.
(i)
Reflects proceeds of $360.0 million in borrowings under the Company’s credit agreement, net of original issue discount of $7.2 million and transaction expenses of $0.1 million.
(j)
Reflects the change in depreciation expense resulting from the adjustment to fair value of property, plant and equipment in connection with the AAI Acquisition using the straight-line method as follows (in thousands, except for estimated useful life):

			Pro Forma Depreciation Adjustments
	Estimated Useful Life	Estimated Step-up in Fair Value	6 Months Ended June 30, 2024	Year Ended December 31, 2023
Land	n/a	$2,524	$-	$-
Building	25 years	505	10	20
Machinery and equipment	7 years	494	36	71
Furniture and fixtures	3 years	177	30	59
Total		$3,700	$75	$150

Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of AAI’s assets and liabilities that may give rise to additional depreciation and amortization expense not reflected in the unaudited pro forma condensed combined statements. A 10% change in the valuation of long-lived tangible assets would cause a corresponding increase or decrease in the balance of property, plant and equipment and an increase or decrease in the additional annual depreciation expense due to the step-up in fair value of approximately $7 thousand and $14 thousand for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively.

(k)
Represents the amortization of the amortizable intangible assets recorded in connection with the AAI Acquisition using the straight-line method. The following table presents the fair value, useful life and pro forma amortization adjustments for each asset (in thousands, except for estimated useful life):

			Pro Forma Amortization Adjustments
	Estimated Useful Life	Estimated Fair Value	6 Months Ended June 30, 2024	Year Ended December 31, 2023
Customer relationships	16 years	$112,700	$3,522	$7,044
Tradename	15 years	16,200	540	1,080
Technology	15 years	23,200	773	1,546
Total		$152,100	$4,835	$9,670

Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of AAI’s assets and liabilities that may give rise to additional depreciation and amortization expense not reflected in the unaudited pro forma condensed combined statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill, and an increase or decrease in annual amortization expense of approximately $0.5 million and $0.9 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively.

(l)
Represents adjustments to eliminate AAI’s non-qualified executive retirement plan expense, as this plan was terminated upon consummation of the Acquisition, of approximately $2.5 million and $1.3 million for the twenty-six weeks ended June 26, 2024 and the fifty-two weeks ended December 31, 2023, respectively. In the historical AAI statement of operations for the twenty-six weeks ended June 26, 2024, the non-qualified executive retirement expense was recorded in selling general and administrative expenses. In the historical AAI statement of operations for the fifty-two weeks ended December 27, 2023, the non-qualified executive retirement expenses of approximately $0.3 million and $1.0 million were recorded in cost of sales and selling general and administrative expenses, respectively.
(m)
Represents the elimination of AAI's historical interest income.
(n)
Represents accounting adjustments to inventory associated with acquisition of AAI that were charged to cost of sales when the inventory was sold.
(o)
Represents interest expense for additional borrowings of $360.0 million under the Company’s amended credit agreement. The Company obtained a variable interest rate of one-month SOFR plus a margin of 4.75% for a rate of 10.02795%. The effect of a 1/8 of a percent variance in the interest rate on interest expense is $0.2 million and $0.5 million for the six months ended June 30, 2024 and the year ended December 31, 2023, respectively.

(p)
Represents the tax effect on income (loss) before income taxes for AAI and the pro forma adjustments at the annual estimated effective tax rate of 28.1% for the six months ended June 30, 2024. The estimated effective tax rate for the six months ended June 30, 2024 represents the Company’s updated annual estimated tax rate as of June 30, 2024, adjusted for AAI and pro forma adjustments.
(q)
Represents the tax effect on income (loss) before income taxes for AAI and the pro forma adjustments at the annual estimated effective tax rate of 24.2% for the year ended December 31, 2023.
(r)
Represents the income tax benefit for the deductible interest as a result of the proforma adjustments for the Acquisition financing.